CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 3 to Registration Statement No. 333-214403 of the Allstate Assurance Company Variable Life Separate Account of Allstate Assurance Company (“the Company”) on Form N-6 of our report dated March 27, 2020 on the financial statements and financial highlights of each of the Sub-Accounts of the Allstate Assurance Company Variable Life Separate Account appearing in the Statement of Additional Information, which is a part of such Registration Statement.
We also consent to the references to us under the heading “Experts” in the Prospectus and in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 17, 2020